UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2005

APPLE REIT SIX, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-51270	20-0620523
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Six, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

On November 2, 2005, we caused our indirect wholly-owned subsidiary, Apple Six Hospitality Ownership, Inc. to enter into a single purchase contract for the potential purchase of six hotels.

There can be no assurance at this time that our subsidiary will in fact purchase any of these hotels. The table below describes the six hotels:

Hotel	Franchise (a)	Seller	Number of Rooms	Purchase Price (b)
Hillsboro, Oregon	TownePlace Suites	Stonebrook Hillsboro LLC	136	$11,500,000
South Kent, Washington	TownePlace Suites	Stonebrook Kent LLC	152	12,000,000
Mukilteo, Washington	TownePlace Suites	Stonebrook Mukilteo LLC	128	12,000,000
Portland, Oregon	Residence Inn	Portland Riverplace LLC	258	42,000,000
Hillsboro, Oregon	Residence Inn	Portland West CYM Hotel L.L.C.	155	11,000,000
Hillsboro, Oregon	Courtyard by Marriott	Hillsboro Hotel Associates Limited Partnership	122	15,500,000

TOTAL			951	$104,000,000

Notes:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.
(b)	The allocation of the purchase price is preliminary and will be finalized during the review period.

The sellers are affiliated with each other but do not have any material relationship with us or our subsidiaries, other than through the purchase contract and our interest to use affiliates of the sellers as managers for the properties. The aggregate initial deposit under the purchase contract was $1,000,000. This initial deposit is refundable to our purchasing subsidiary upon its election to terminate the purchase contract during the “review period” which ends on December 2, 2005. If the purchase contract is not terminated during the review period, an additional deposit of $1,000,000 is due within 3 business days after the expiration of the review period. If our purchasing subsidiary terminates the purchase contract after the review period but before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits to the sellers. If a closing occurs under the purchase contract, the deposits will be credited toward the purchase price.

The deposit under the purchase contract was funded by the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposit and purchase price under the purchase contract also would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

The purchase contract also contemplates that our purchasing subsidiary would assume an existing loan on the Courtyard by Marriott in Hillsboro, Oregon. The aggregate original principal balance for this loan was approximately $6,800,000 and the current principal balance is approximately $6,710,428. The loan has an annual fixed interest rate of 6.4% and has a maturity date of December 11, 2014.

If our purchasing subsidiary closes under the purchase contract, each hotel will be covered by a separate hotel lease agreement between our purchasing subsidiary and another one of our wholly-owned subsidiaries as the lessee.

Upon closing, the sellers will terminate existing franchise and management agreements for each hotel, and our leasing subsidiary, or one of its wholly-owned subsidiaries, will enter into new franchise and management agreements for each hotel with the same parties or affiliates to continue the existing franchise and management relationships.

During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, service contracts, permit status, franchise status, financial and other documents and information related to the hotels. Our purchasing subsidiary may terminate the purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to some or all of the hotels as a result of its review that will cause it to terminate the agreement to purchase some or all of the hotels.

Certain closing conditions must be met before or at the closing, and none of these conditions are currently satisfied. They include but are not limited to the following: the seller having performed and complied in all material respects with the covenants under the purchase contract; all third party consents having been obtained; and the applicable franchise and management agreements shall have been terminated by the sellers and new franchise and management agreements shall have been executed by our purchasing subsidiary for each hotel. If any of the closing conditions under the purchase contract are not satisfied, our purchasing subsidiary may terminate the purchase contract as to all of the hotels and receive a refund of the deposits. Our purchasing subsidiary may not terminate the purchase contract as to less than all of the hotels unless it requests such a partial termination and all of the sellers agree to the same in their sole and absolute discretion.

Accordingly, as of the date of this report and until any closing on the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire all, or any, of the six hotels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Six, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, President

November 4, 2005